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                                                                     EXHIBIT 5.1


                                                                    WHITE & CASE
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White & Case LLP                                      Tel + 1 305 371 2700
Wachovia Financial Center, Suite 4900                 Fax + 1 305 358 5744/5766
200 South Biscayne Boulevard                          www.whitecase.com
Miami, Florida 33131-2352
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May 13, 2005


Securus Technologies, Inc.
14651 Dallas Parkway
Suite 600
Dallas, Texas 75254

Re:      Registration Statement on Form S-4
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Ladies and Gentlemen:

         We have acted as counsel to Securus Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (as amended or supplemented, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement includes a prospectus (the "Prospectus") which provides for the issuance by the Company of $154,000,000 aggregate principal amount of the Company's 11% Second-priority Senior Secured Notes Due 2011 (the "Exchange Notes") and the joint and several guarantees thereof (the "Exchange Guarantees") by the subsidiaries of the Company set forth on SCHEDULE A attached hereto (the "Subsidiary Guarantors"). The Exchange Notes will be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of the Company's outstanding 11% Second-priority Senior Secured Notes Due 2011 (the "Old Notes") and related guarantees of the Subsidiary Guarantors. The Exchange Notes and the Exchange Guarantees are being issued under that certain Indenture, dated as of September 9, 2004 (the "Indenture"), among the Company, the Subsidiary Guarantors and The Bank New York Trust Company N.A., as trustee (the "Trustee").

         In connection with this opinion, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and other records of government officials and corporate officers of the Company and the Subsidiary Guarantors, and such other documents, records and papers as we have deemed relevant and necessary as a basis for us to render the opinions set forth herein. In rendering such opinions, we have assumed the genuineness of all signatures other than those of the Company and the Subsidiary Guarantors, the authenticity of all documents submitted to us as originals and the conformity to the authentic originals of


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                                                                    WHITE & CASE
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Securus Technologies, Inc.
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all documents submitted to us as certified, conformed, facsimile or photostatic copies. We have assumed that each individual, other than employees of the Company and the Subsidiary Guarantors, executing and delivering any instrument or document had, at the time of such execution and delivery, full legal right, power and authority, and all authorization and approval required by law. In addition, we have relied, to the extent that we deem such reliance proper, upon such certificates of public officials and of officers of the Company and the Subsidiary Guarantors with respect to the accuracy of material factual matters contained therein which were not independently established.

         In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

         Based upon the foregoing and subject to the additional qualifications set forth below, it is our opinion that when the Exchange Notes have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Old Notes surrendered in exchange therefore upon completion of the Exchange Offer:

         (i) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and

         (ii) each Subsidiary Guarantor's New Guarantee will constitute the valid and binding obligation of such Subsidiary Guarantor as to the Exchange Notes, enforceable against such Subsidiary Guarantor in accordance with the terms of the Exchange Guarantees.

         Our opinions set forth above are subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors' rights generally and to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and public policy considerations or court decisions which may limit rights to obtain indemnification or contribution.

         This opinion is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

         We do not express or purport to express any opinions with respect to laws other than the laws of the State of New York, the Federal laws of the United States that are applicable to transactions of this type and the general corporate law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act.

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                                                                    WHITE & CASE
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Securus Technologies, Inc.
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         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Securities Act and is solely for the benefit of the holders of the Notes and the Guarantees and the Trustee under the Indenture, and may not be relied upon by any other person or for any other purpose without our written consent.


                                                     Respectfully submitted,

                                                     /s/ White & Case LLP

                                                     White & Case LLP


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                                   SCHEDULE A



T-NETIX, Inc., a Delaware corporation.

T-NETIX Telecommunications Services, Inc., a Texas corporation

T-Netix Monitoring Corporation, a Colorado corporation

SpeakEZ, Inc., a Colorado corporation

Telequip Labs, Inc., a Nevada corporation

Evercom Holdings, Inc., a Delaware corporation

Evercom, Inc., a Delaware corporation

EverConnect, Inc., a Delaware corporation

Evercom Systems, Inc., a Delaware corporation